Exhibit 4.3

SERIES B WARRANT FOR THE PURCHASE OF UP TO [●] UNITS

OF INLIF LIMITED

THIS CERTIFIES THAT, [_____] (“Holder”), as registered owner of this Series B Warrant (the “Warrant”), is entitled, at any time or from time to time on or after October 20, 2026 (“Issuance Date”), until sixty (60) days from the Issuance Date (“Expiration Date”), but not thereafter, to purchase and receive, in whole or in part, up to [●] units (the “Units”) of INLIF LIMITED, a Cayman Islands exempted company (the “Company”), each Unit consisting of one share of Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”), or one pre-funded warrant in lieu thereof, exercisable for one Ordinary Share, and one Series A Warrant (as defined in the Purchase Agreement (defined below)) of the Company. If such 60th day after the Issuance Date is not a Business Day, the Expiration Date shall be the first Business Day following such 60th day after the Issuance Date. This Warrant is initially exercisable at $1.60 per Unit so purchased (the “Initial Exercise Price”); provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the exercise price per Unit and the number of Units (and Ordinary Shares and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the Initial Exercise Price or the adjusted exercise price, depending on the context.

1. DEFINITION.

Any terms capitalized in this Warrant but not otherwise defined will have the meanings set forth in the Securities Purchase Agreement dated October 19, 2026, by and between the Company and the investors signatory thereto (the “Purchase Agreement”).

2. Exercise OF WARRANT.

2.1 Exercise Form. In order to exercise this Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the Units being purchased payable in cash or by wire transfer, certified check or official bank check unless the cashless exercise procedure specified in Section 2.3 below is specified in the applicable Notice of Exercise. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each of the securities purchased under this Warrant shall be issued free of legend.

2.3 Cashless Exercise.

2.3.1 Determination of Amount. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Units to the Holder, then in lieu of the payment of the Exercise Price multiplied by the number of Units for which this Warrant is exercisable (and in lieu of being entitled to receive Ordinary Shares and Warrants) in the manner required by Section 2.1, and subject to Section 6.1 hereof, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Warrant into Units (“Cashless Exercise Right”) as follows: upon exercise of the Cashless Exercise Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Ordinary Shares and Warrants comprising that number of Units) equal to X = Y × (A − B) ÷ A, where X is the number of Units to be issued, Y is the number of Units for which this Warrant is being converted, A is the Current Market Value (as defined below) and B is the Exercise Price. As used herein, the term “Current Market Value” per Ordinary Share at any date means, at the Holder’s discretion, either the VWAP or last reported sale price on the Trading Day immediately preceding the date of the applicable notice of exercise of this Warrant. The term “Trading Day” means a day on which the Nasdaq Stock Market is open for trading. The term “VWAP” means as of any Trading Day, the volume weighted average price per Ordinary Share, or any successor security thereto on the Nasdaq Stock Market (as reported by Bloomberg L.P. (or its successor) or if not available, by Dow Jones & Company Inc.).

2.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any Trading Day on or after the Issuance Date and not later than the Expiration Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto with the cashless exercise section completed, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4 No Obligation to Net Cash Settle. Notwithstanding anything to the contrary contained in this Warrant, in no event will the Company be required to net cash settle the exercise of the Warrant or Series A Warrants underlying the Warrant. The holder of the Warrant and Series A Warrants underlying the Warrant will not be entitled to exercise the Warrant or the Series A Warrants underlying such Warrant unless it exercises such Warrant pursuant to the Cashless Exercise Right or a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Warrant or underlying Series A Warrants, the Warrant and/or the underlying Series A Warrants will expire worthless.

2.5 Beneficial Ownership Limitation. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant (including the Ordinary Shares included in the Units and, to the extent then exercisable in accordance with their terms, the Ordinary Shares issuable upon exercise of the Series A Warrants included in the Units) with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon exercise of the remaining, unexercised portion of this Warrant or the unexercised or nonconverted portion of any other securities of the Company held by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by the Holder prior to the issuance of any Warrants, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to the applicable exercise. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation shall not exceed 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the applicable exercise, and any increase shall not be effective until the 61st day after such notice is delivered to the Company. The limitations contained in this Section 2.5 shall apply to a successor Holder of this Warrant.

3. Transfer of WARRANT.

3.1 General Restrictions. On and after the Issuance Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. If there is not an effective registration statement registering the securities underlying the Warrant, then the securities evidenced by this Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the registration statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. New WARRANT to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent that the Holder elects to exercise this Warrant by means of a cashless exercise as provided in Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. RESET.

5.1 Reset of Exercise Price. If on November 17, 2026 (the “Reset Date”), the applicable Reset Price is less than the Initial Exercise Price, the Exercise Price shall be decreased to the Reset Price (it being understood that no adjustment shall be made if such Reset Price is equal to or greater than the Initial Exercise Price) (collectively with Initial Exercise Price, the “Exercise Price”), provided, however, that except for an adjustment pursuant to Section 6.1.3, in no event shall the Exercise Price be reduced below the Floor Price pursuant to this Section 5. If the Initial Exercise Price is adjusted on the Reset Date pursuant to this paragraph, the number of Units issuable hereunder shall be proportionately increased so that after such adjustment the aggregate Exercise Price payable hereunder shall equal the aggregate Exercise Price of the Warrant immediately prior to the Reset Date. Reset Price means the lowest VWAP during the period beginning on the fourth Trading Day immediately prior to the Reset Date and ending on the Reset Date (the “Reset Period”), including the Reset Date (as adjusted for share splits, share dividends, recapitalizations, reorganizations, reclassification, combinations, reverse share splits or other similar events occurring after the Reset Date). “Floor Price” means a price equal to $0.51 (as adjusted for share splits, share dividends, recapitalizations, reorganizations, reclassification, combinations, reverse share splits or other similar events occurring after the Issuance Date). Each Series A Warrant included in Units issued on any exercise of this Warrant after the Reset Date, or during the Reset Period at the Reset Period price determined under Section 5.2, shall have an exercise price equal to the Exercise Price per Series B Warrants then in effect under this Warrant. Such Series A Warrants shall not be subject to any further reset under Section 2(b)(ii) or Section 2(b)(iii) of the applicable Series A Warrant, and the Company may issue such Series A Warrants with that reset provision deleted or marked inapplicable. Series A Warrants issued on any exercise of this Warrant before the commencement of the Reset Period shall carry the standard Series A reset and shall be reset on the fixed Reset Date stated in such Series A Warrants, and shall not receive any other or additional reset by reason of the reset under this Warrant. For the avoidance of doubt, no Series A Warrant issued under this Warrant shall be reset more than once.

5.2 Exercise during Reset Period. If the Holder delivers a Notice of Exercise during the Reset Period, the Exercise Price shall equal the lower of (1) the Exercise Price then in effect and (2) the lowest applicable Reset Price as of the most recent close of trading on the Principal Market as of the day and time on which the Notice of Exercise is delivered (which shall equal the lowest VWAP during the Reset Period as of such day and time); provided, however, that except for an adjustment pursuant to Section 6.1.3, in no event shall the Exercise Price be reduced below the Floor Price pursuant to this Section 5. Any Series A Warrants included in Units issued upon an exercise during the Reset Period shall have an exercise price equal to the Exercise Price per Series B Warrants determined under this Section 5.2 and shall not be subject to any further reset under Section 2(b)(ii) or Section 2(b)(iii) of the applicable Series A Warrant.

6. ADJUSTMENTS.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth below, provided that, except for an adjustment pursuant to Section 6.1.3, no adjustment shall be made to the Exercise Price if this would result in the Exercise Price falling below the Floor Price. In such cases, the Exercise Price would be equal to the Floor Price:

6.1.1 Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares or by a split-up of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares and the Exercise Price shall be proportionately increased. In such case, the number of Ordinary Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3 Share Combination Event Adjustment. If at any time after the Issuance Date, there occurs any share split, share dividend, reverse share split, or share combination, recapitalization or other similar transaction involving the Ordinary Shares (each, a “Share Combination Event”, and the date of such Share Combination Event (or if the Share Combination Event occurs after the close of Trading on the Principal Market, the Trading Day following such date), the “Share Combination Event Date”), then, in addition and after giving effect to the adjustments for that Share Combination Event elsewhere in this Section 6.1, the Exercise Price shall be reduced, but in no event increased, to the lowest VWAP during the period commencing five consecutive Trading Days immediately preceding and ending on the fifth Trading Day immediately following the Share Combination Event Date (as applicable, the “Event Market Price” and such period, the “Share Combination Adjustment Period”); provided, that in calculating the Event Market Price, the VWAP for Trading Days prior to the Share Combination Event Date shall be the VWAP reported after adjusting pursuant to Section 6.1.2). The adjustment of the Exercise Price shall take effect beginning at the close of trading on the Principal Market on the first day of the Share Combination Adjustment Period and continuing each Trading Day thereafter until the close of trading on the Principal Market on the last day of the Share Combination Adjustment Period, effective at the close of trading on the Principal Market on each Trading Day during the Share Combination Adjustment Period. For each adjustment of the Exercise Price under this Section 6.1.3, the number of Units issuable upon exercise of this Warrant (such resulting number, the “Share Combination Issuable Units”) shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price on the Issuance Date for the Units then outstanding. For the avoidance of doubt, (A) if the Holder delivers a Notice of Exercise during the Share Combination Adjustment Period, the Exercise Price shall equal the lower of (1) the Exercise Price then in effect and (2) the lowest applicable Event Market Price as of the most recent close of trading on the Principal Market as of the day and time on which the Notice of Exercise is delivered (which shall equal the lowest VWAP during the Share Combination Adjustment Period as of such day and time), and (B) if as of the end of the Share Combination Adjustment Period the Event Market Price is not lower than the Exercise Price in effect prior to the Share Combination Adjustment Period, then no adjustment to the Exercise Price or number of Units shall occur under this Section 6.1.3.

6.1.4 [Reserved].

6.1.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1, 6.1.2, or 6.1.3 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any merger or consolidation of the Company with or into another company (other than a consolidation or merger in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another company or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Warrant and the underlying Series A Warrants immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2, 6.1.3, and this Section 6.1.5. The provisions of this Section 6.1.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.6 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and a Warrant issued after such change may state the same Exercise Price and the same number of Units as are stated in the Warrant as initially issued. The acceptance by any Holder of the issuance of a new Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Issuance Date.

6.2 Substitute Warrant. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another entity (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Ordinary Shares), the entity formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares and other securities and property receivable upon such consolidation or merger, by a holder of the number of Ordinary Shares of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Ordinary Shares or Series A Warrants upon the exercise of the Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, Ordinary Shares or other securities, properties or rights.

6.4 Adjustments to Series A Warrants. For the avoidance of doubt, the Holder shall be entitled to the benefits of any adjustment provisions, including those within Section 3, of the Series A Warrants underlying the Units for which this Warrant is exercisable, regardless of whether any such adjustments occur prior to the exercise of this Warrant and issuance of such Series A Warrants contained within the Units.

7. RESERVATION AND LISTING. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance upon exercise of the Warrant, the Series A Warrants, or the Series C Warrants (as defined under the Purchase Agreement), such number of Ordinary Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrant and payment of the Exercise Price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Series A Warrants underlying the Warrant and payment of the respective Series A Warrant exercise price therefor, all Ordinary Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholders. As long as the Warrant shall be outstanding, the Company shall use its commercially reasonable efforts to cause all (i) Units and Ordinary Shares issuable upon exercise of the Warrant, (ii) Series A Warrants issuable upon exercise of the Warrant; (iii) Ordinary Shares issuable upon exercise of the Series A Warrants included in the Units issuable upon exercise of the Warrant to be listed and/or quoted (subject to official notice of issuance) on all securities exchanges (or, if applicable, on the OTC Bulletin Board or OTC Markets Group, Inc. or any successor trading market) on which the Ordinary Shares may then be listed and/or quoted; and (iv) Ordinary Shares issuable upon exercise of the Series C Warrants.

8. CERTAIN NOTICE REQUIREMENTS.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholders of the Company. If, however, at any time prior to the expiration of the Warrant and its exercise, any of the events described in Section 8.2 shall occur, then, in each such event, the Company shall give written notice of such event at least five (5) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be signed by the Company’s Chief Executive Officer and shall be sent by email.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, sent by email, or mailed by express mail or private courier service, to the following addresses or to such other addresses as the Company or Holder may designate by notice to the other party:

If to the Holder, to the address for notice as found on their respective signature page to the Purchase Agreement.

If to the Company: No. 88, Hongsi Road, Yangxi New Area, Honglai Town, Nan’an City, Quanzhou, the People’s Republic of China

Attention:

Email:

with a copy (which shall not constitute notice) to:

Attention: Ortoli Rosenstadt LLP, Jason Ye, Esq.

Email: jye@orllp.legal

9. MISCELLANEOUS.

9.1 Amendment. Other than Section 2.3 and this Section 9.1 of the Warrant, which may not be amended, the Company and the Holder, for as long as it is a Holder, may from time to time supplement or amend this Warrant without the approval of any of the other Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Holder may deem necessary or desirable and that the Company and Holder deem shall not adversely affect the interest of the other Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.3 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. Each of the Holder and the Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Holder and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefore.

9.6 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

9.7 Execution in Counterparts. This Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the 20th day of October, 2026.

INLIF LIMITED

By:
Name:
Title:

Form to be used to exercise Warrant

INLIF LIMITED

No. 88, Hongsi Road, Yangxi New Area, Honglai Town

Nan’an City, Quanzhou, the People’s Republic of China

Attention:

Date: [●], 20__

The undersigned hereby elects irrevocably to exercise all or a portion of the within Warrant and to purchase ____ Units of INLIF LIMITED and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the securities as to which this Warrant is exercised in accordance with the instructions given below.

Or

The undersigned hereby elects irrevocably to convert its right to purchase _________ Units purchasable under the within Warrant by surrender of the unexercised portion of the attached Warrant (with a “Value” based of $_______ based on a “Current Market Value” of $_______). Please issue the securities comprising the Units as to which this Warrant is exercised in accordance with the instructions given below.

________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s)

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Warrant

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED,______________________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase __________ Units of INLIF LIMITED (“Company”) evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 20__

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s)